PTC PREPARED REMARKS
THIRD QUARTER FISCAL 2018
JULY 18, 2018

Please refer to the updated "Important Disclosures" section of these prepared remarks for important information about our operating metrics (including Subscription ACV, License and Subscription Bookings, and Subscription % of Bookings), GAAP and non-GAAP definitions, and other important disclosures. Additional financial information is provided in the PTC Financial Data Tables posted with these prepared remarks to PTC's Investor Relations website at investor.ptc.com.

Any reference to "total recurring software revenue" or "recurring software revenue" means the sum of subscription revenue and support revenue. Any reference to "total software revenue" or "software revenue" means the sum of subscription revenue, support revenue and perpetual license revenue. "Subscription revenue" includes cloud services revenue.

Q3'18 Results vs. April 18, 2018 Guidance

Fx negatively impacted ACV by $1 million, Bookings by $2 million, Recurring Software Revenue by just over $2 million, and Total Revenue by just over $3 million

Operating Measures	Guidance		Results
In millions	Q3'18 Low	Q3'18 High	Actual
Subscription ACV	$44	$48	**$44**
License and Subscription Bookings	$105	$115	**$113**
Subscription % of Bookings	83%	83%	**78%**

Financial Measures	GAAP Guidance		GAAP Results	Non-GAAP Guidance		Non-GAAP Results	Non-GAAP at Guidance Mix[1]
In millions, except per share amounts	Q3'18 Low	Q3'18 High		Q3'18 Low	Q3'18 High		
Subscription Revenue	$128	$130	**$127**	$128	$130	**$127**	**$127**
Support Revenue	$120	$120	**$121**	$120	$120	**$121**	**$121**
Recurring Software Revenue	**$248**	**$250**	**$248**	**$248**	**$250**	**$248**	**$248**
Perpetual License Revenue	$17	$20	**$26**	$17	$20	**$26**	**$19**
Software Revenue	**$265**	**$270**	**$274**	**$265**	**$270**	**$274**	**$267**
Professional Services Revenue	$45	$45	**$41**	$45	$45	**$41**	**$41**
Total Revenue	**$310**	**$315**	**$315**	**$310**	**$315**	**$315**	**$309**
Operating Expense	$208	$211	**$212**	$184	$187	**$186**	**$186**
Operating Margin	5%	7%	**7%**	16%	17%	**18%**	**16%**
Tax Rate	15%	15%	**-70%**	11%	9%	**6%**	**6%**
EPS	$0.04	$0.07	**$0.14**	$0.30	$0.34	**$0.36**	**$0.31**

[1] Operating measure that adjusts Non-GAAP results to guidance mix of 83% vs. actual Q3'18 mix of 78% and includes other adjustments as described in "Important Disclosures" set forth below.

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Key Highlights of Operating Measures

In millions	Q3'18	YoY	YoY CC	Q3 YTD	YTD	YTD CC	Management Comments
License and Subscription Bookings	**$113**	26%	23%	**$316**	15%	11%	• Q3'18 bookings of $113M were near the high end of our guidance range of $105M to $115M, including a $2M Fx headwind, representing 26% YoY growth (23% in constant currency). • YTD bookings grew 15% overall, 11% in constant currency, and 13% in constant currency when adjusting for the early close of the $7M mega-deal at the end of Q4'17. • Through Q3 YTD, CAD bookings grew double-digits, continuing to outpace market growth rates, and PLM bookings have tracked above market growth rates after gaining renewed momentum in Q3. SLM posted solid bookings results for the second quarter in a row, further evidence that our new organizational focus is delivering encouraging results. • IoT delivered a very strong quarter with growth well above the market growth rate. Customer expansions accounted for over 50% of our ThingWorx bookings, and the number of six-figure deals grew over 80% YoY, driven by these expansions. IoT bookings growth through the first three quarters of FY'18 is above the 30-40% estimated IoT market growth rate, when excluding the 8-figure mega deal from Q1'17. • Our global channel continues to exceed expectations, growing bookings double-digits for the tenth consecutive quarter. • Geographically, the Americas had a solid quarter, growing 9%; as expected, Europe rebounded in Q3 with 16% YoY growth; and APAC had a very strong third quarter, against a relatively easy comparison. Japan grew sequentially again, following a solid Q2'18, and is tracking at or above its plan for the year. We believe we have put the FY'17 challenges there behind us.
Subscription ACV	**$44**	54%	50%	**$117**	28%	23%	• Q3'18 new subscription ACV grew 54% YoY and 28% YTD.
Subscription % of Bookings	**78%**			**74%**			• A higher-than-forecasted proportion of new bookings from APAC, where we currently still sell perpetual software, resulted in upside to our perpetual license guidance. This resulted in subscription mix of 78%, which was a 1,400 bps increase over Q3'17. • Americas and EMEA, where we no longer sell perpetual licenses, except for Kepware, are at approximately our target 85% subscription mix, even though most of Kepware is sold in the Americas and EMEA. • We announced today that globally, beginning January 1, 2019, we will only sell subscription, except for Kepware.

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Key Highlights of Quarterly Financial Measures

In millions, except per share amounts	Q3'18	YoY	YoY CC	Management Comments
Software Revenue: GAAP Non-GAAP	$274 $274	10% 10%	7% 7%	• Software revenue grew double-digits for the fourth consecutive quarter and was up 10% YoY, despite a 1,400 basis point increase in subscription mix YoY. • Subscription revenue grew 69% YoY and recurring software revenue grew 15% YoY, and has grown double-digits for six consecutive quarters. • Approximately 91% of Q3 software revenue was recurring, up from 87% in the year-ago period.
Total Revenue: GAAP Non-GAAP	$315 $315	8% 8%	5% 5%	• Total revenue was at the high-end of our guidance range of $310M to $315M and grew 8%, including 10% software revenue growth, partially offset by a 6% decline in Professional Services. • As compared to our guidance, Fx headwinds of just over $3M, and $4M less professional services revenue than expected, was offset by the higher perpetual software license revenue.
EPS: GAAP Non-GAAP	$0.14 $0.36	NM 29%	NM 13%	• Both GAAP and non-GAAP EPS results exceeded the high end of our guidance ranges for the quarter. • GAAP EPS improved by $0.15 YoY and non-GAAP EPS improved by $0.08 YoY, due to a combination of revenue growth and continued expense discipline.

Software Revenue Performance by Group

All references are to GAAP revenue, unless otherwise noted

In millions	Q3'18	YoY	YoY CC	Management Comments
Solutions Software Revenue	$242	9%	5%	• Solutions software revenue growth is due to the strong CAD, PLM and global channel bookings performance over the past several years, despite a 1,300 basis point increase in subscription mix in Q3'18 compared to Q3'17. • Solutions recurring software revenue grew 13% YoY and has grown double-digits for six consecutive quarters. As our transition matures, recurring software revenue growth is expected to accelerate due to the compounding benefit of a subscription business model.
IoT Software Revenue	$32	26%	24%	• IoT software revenue grew 26% year-over-year and 10% sequentially to a record level, driven by 33% growth in recurring IoT software revenue, despite a 1,700 basis point increase in subscription mix from Q3'17. In general, IoT recurring software revenue growth is due to the strong IoT bookings over the past several years. As our transition matures, recurring software revenue growth is expected to accelerate due to the compounding benefit of a subscription business model.

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Software Revenue Performance by Region

All references are to GAAP revenue, unless otherwise noted

In millions	Q3'18	YoY	YoY CC	Management Comments
Americas Software Revenue	**$118**	9%	9%	• Strong bookings performance has been driving revenue growth in the Americas, despite a 500 basis point increase in the subscription mix.
Europe Software Revenue	**$101**	11%	3%	• Europe revenue growth of 11% YoY is the result of seven double-digit bookings growth quarters between Q4'16 and Q3'18, offset by a 2,400 basis point increase in the subscription mix in Q3'18 compared to Q3'17.
APAC Software Revenue	**$55**	12%	9%	• Double-digit revenue growth in APAC is due to the recent improvement in bookings performance. • Japan made continued progress on its recovery, and appears to be tracking at or above its full year plan. We believe we have put our FY'17 challenges there behind us.

Operating Performance

In millions	Q3'18	Management Comments
Operating Expense: **GAAP** **Non-GAAP**	**$212** **$186**	• GAAP operating expense was $1M above guidance due to certain transactional costs in the quarter. • Non-GAAP operating expense was within our guidance range due to continued expense discipline and aided by Fx.
Operating Margin: **GAAP** **Non-GAAP**	**7%** **18%**	• Both GAAP and non-GAAP operating margin were at the high-end or above our guidance ranges due to perpetual license revenue results above expectations and costs in line with our guidance.
Tax Rate: **GAAP** **Non-GAAP**	**-70%** **6%**	• Our GAAP tax rate benefitted from additional guidance on the state tax implications of the Tax Cuts and Jobs Act. • Our non-GAAP tax rate was below guidance due to the mix of geographic profits.

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Other Highlights in Quarterly and Annual Operating Performance

- For Q3'18, annualized recurring revenue (ARR) was approximately $994 million, which grew 15% or $129 million year over year and grew 3% or $33 million sequentially, despite Fx headwinds. ARR has now grown double-digits year over year for six consecutive quarters.

- Total Deferred Revenue consists of Billed Deferred Revenue and Unbilled Deferred Revenue. In Q3'18, Total Deferred Revenue grew 33% year-over-year and declined 4% sequentially. Total Deferred Revenue fluctuates quarterly based upon the contractual billings dates in our recurring revenue contracts. Currency movements during Q3'18 reduced Total Deferred Revenue by about $35 million sequentially, reducing QoQ growth by approximately 300 basis points.

(in millions)	Q3'18 6/30/18	Q2'18 3/31/18	Q3'17 7/1/17	Q/Q % Change	Y/Y % Change
Billed Deferred Revenue	$484	$498	$465	-3%	4%
Unbilled Deferred Revenue	$726	$765	$443	-5%	64%
Total Deferred Revenue	**$1,210**	**$1,263**	**$909**	**-4%**	**33%**

- Billed Deferred Revenue grew 4% year-over-year and declined 3% sequentially. Billed Deferred Revenue primarily relates to software agreements invoiced to customers for which the revenue has not yet been recognized. Billed Deferred Revenue fluctuates quarterly based upon the contractual billings dates in our recurring revenue contracts, the timing of our fiscal reporting periods, and Fx. Q3'18 ended on June 30th this year vs. July 1st last year. Recurring billings on July 1, 2018 were about $39 million, so on an apples-to-apples basis, billed deferred would have increased 12%.

- Unbilled Deferred Revenue grew 64% year-over-year and declined 5% sequentially; the sequential declines were due to quarterly fluctuations in contractual billing dates and Fx headwinds. Unbilled Deferred Revenue is contractually committed orders for license, subscription and support with a customer for which the customer has not been invoiced and the associated revenue has not been recognized. We generally do not invoice prior to the contractual subscription start or anniversary date. We do not record Unbilled Deferred Revenue on our Consolidated Balance Sheet until we invoice the customer. Note that the increase in unbilled deferred revenue is not due to a longer average contract duration, which remained at approximately 2 years for new subscription contracts.

- For Q3'18, approximately 91% of GAAP and non-GAAP software revenue came from recurring revenue streams.

- For Q3'18, cash flow provided by operating activities was $49 million, and free cash flow was $42 million, both of which include cash payments of approximately $1 million related to our past restructuring plans. Year-to-date cash flow provided by operating activities was $185 million and free cash flow was $167 million, both of which include cash payments of approximately $2 million related to our past restructuring plans.

- Cash, cash equivalents, and marketable securities totaled $321 million as of June 30, 2018.

- As of June 30, 2018, gross borrowings totaled $698 million, including $500 million of senior notes and $198 million outstanding under our revolving credit facility. Under our revolving credit facility, our leverage covenant is limited to 4.5 times adjusted EBITDA. Further, if our leverage ratio exceeds 3.25 times adjusted EBITDA, our stock repurchases are limited to $50 million in a year. Our leverage ratio at the end of Q3'18 was 2.46. As of June 30, 2018, we had approximately $384 million available to borrow under the credit facility.

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- Continuing the phased global rollout of our subscription licensing model, we announced in January 2018 that new software licenses for our core solutions and ThingWorx industrial innovation platform would be available globally only by subscription, effective January 1, 2018, with a few geographic exceptions – namely, China, Korea, Taiwan, Russia, Turkey and India. Today we announced that as of January 1, 2019, these six countries will too offer only subscription software licenses for our core solutions and ThingWorx industrial innovation platform. Kepware will continue to be available under perpetual licensing. Customers globally will be able to continue to use their existing perpetual licenses and renew support on active licenses.

Net Reporting of Deferred Revenue Changes

PTC has historically reported the impact of deferred revenue changes on cash flow from operations using a "net" method. Under this "net" method, the change in deferred revenue is presented net of the change in uncollected receivables related to such deferred revenues. Particularly in quarters where we have significant billings at or near the end of a quarter (like January 1 or April 1), this presentation provides a more accurate reflection of the cash flows in the period. Under the "gross" method (illustrated on the right-side of the table below), the total change in deferred revenue on the balance sheet is presented ($14 million, less a $14 million impact related to changes in foreign currency exchange rates), and the change in the related accounts receivable of approximately $24 million is included in other current assets and reported in "Other" below. In the "net" method, as reported by PTC, the net change of $24 million is included in deferred revenue. Cash flow from operating activities is the same in both cases.

(in millions) **Cash flows from operating activities:**	**As Reported (Net) Q3'18 6/30/18**	**Pro Forma (Gross) Q3'18 6/30/18**
Net income	$17	$17
Stock-based comp and D&A	39	39
Accounts receivable	(11)	(11)
Deferred revenue	24	0
Other	(20)	4
Net cash provided by operating activities	**$49**	**$49**

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Q4'18 and FY'18 Guidance

Our Q4'18 and FY'18 guidance includes the following general considerations:

- Global macroeconomic conditions appear to have mostly stabilized and no longer appear to be a headwind to our performance, particularly in the industrial sector, creating an improving backdrop in the more mature CAD and PLM markets, which tend to be more cyclical. These economic conditions have been factored into our guidance.
- Our Fx assumptions in our guidance approximate current rates.
- Our Q4'18 share count guidance has increased by 2 million shares, to reflect the pending equity investment in PTC by Rockwell Automation. Rockwell Automation has agreed to make a $1 billion equity investment in PTC, by acquiring 10,582,010 shares at a price of $94.50. We expect the transaction to close on or around July 19, 2018. PTC plans to use these funds to execute an accelerated share repurchase (ASR) agreement on or around July 20, 2018. During the contract period of the ASR, a period of approximately 10 months, we expect outstanding shares to increase by approximately 2 million, which will be modestly dilutive to GAAP and non-GAAP EPS.

Q4'18 and FY'18 Operating Guidance

In millions	Q4'18 Low	Q4'18 High	FY'18 Low	FY'18 High	Management Comments
Subscription ACV	$55	$62	$173	$180	• FY'18 guidance represents growth of approximately 21% to 26% compared to last year, and is based on continued adoption of our subscription offerings and the discontinuation of new perpetual license sales (except for Kepware) in the Americas and Western Europe, which went into effect January 1, 2018. • Our FY'18 ACV guidance decreased approximately $10M at the mid-point, reflecting Fx and a modestly lower subscription mix due to a higher expected proportion of bookings from APAC in the back-half of FY'18. • Q4'18 guidance represents growth of approximately 7% to 21% compared to Q4'17.
License and Subscription Bookings	$135	$152	$451	$468	• FY'18 guidance represents growth of approximately 8% to 12% compared to last year, and 12% to 16% when adjusting for the early close of the $7M mega-deal at the end of Q4'17. • The high-end of our FY'18 guidance has decreased ~$7M, reflecting the negative impact of Fx, and decreased $5M at the midpoint. • The midpoint of Q4'18 guidance is approximately flat when compared with very strong Q4'17 results, and an increase of 6% at the midpoint when adjusting for the early close of the $7M mega-deal at the end of Q4'17.
Subscription % of Bookings	82%	82%	77%	77%	• For FY'18 we expect 77% of our bookings to be subscription, an increase of 800 bps YoY. • This represents a 300 bps decrease in guidance due to a higher expected proportion of bookings from APAC in the back-half of FY'18. • For Q4'18 we expect 82% of our bookings to be subscription, based on our current view of the pipeline and the discontinuation of new perpetual license sales (except for Kepware) in the Americas and Western Europe as of January 1, 2018.

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Q4'18 and FY'18 Financial Guidance

In millions	Q4'18 Low	Q4'18 High	FY'18 Low	FY'18 High	Management Comments
Subscription Revenue	$131	$133	$471	$473	• FY'18 guidance represents growth of approximately 68% compared to FY'17. • FY'18 guidance decreased ~$6M at the midpoint, driven by Fx. • Q4'18 guidance represents growth of approximately 55% to 58% compared to Q4'17.
Support Revenue	$123	$123	$502	$502	• Based on the success of our Support conversion program, and subscription program, which drives less perpetual license revenue and associated Support revenue, full year FY'18 and Q4'18 guidance represents a decline of approximately 13% compared to year-ago figures. • FY'18 guidance decreased ~$5M at the midpoint, driven by Fx.
Perpetual License Revenue	$25	$27	$107	$109	• FY'18 guidance increased ~$14M at the midpoint, to reflect a higher proportion of bookings from the APAC region, where perpetual licenses are still available. • FY'18 guidance represents a YoY decline of approximately 19% at the midpoint, or $25 million, as an increasing proportion of our customers purchase software as a subscription. • New perpetual licenses were no longer available for sale in the Americas and Western Europe as of January 1, 2018, except for Kepware.
Software Revenue	$279	$283	$1,080	$1,084	• FY'18 guidance represents YoY growth of approximately 9% to 10%, despite a substantially higher subscription mix than last year – 800 basis points higher; and recurring software revenue guidance represents YoY growth of approximately 14%. • FY'18 software revenue guidance increased by ~$3M at the midpoint, reflecting higher expected perpetual revenue, partially offset by Fx. • Q4'18 guidance represents YoY growth of approximately 5% to 7% and recurring software revenue guidance represents YoY growth of approximately 13% to 14%. • At the midpoint, we expect 90% of our software revenue to be recurring for the full fiscal year.
Professional Services Revenue	$39	$40	$168	$169	• FY'18 guidance represents a YoY decline of 5% due to the timing of larger professional services engagements and continued execution on our strategy of growing our service partner ecosystem. • Q4'18 guidance represents a YoY decline of approximately 6%.
Total Revenue	$318	$323	$1,248	$1,253	• FY'18 guidance represents YoY growth of approximately 7%, despite an 800 basis point increase in subscription mix, driving a $25 million decline (at the midpoint) in perpetual software revenue, and a 5% decline in Professional Services revenue. • Q4'18 guidance represents YoY growth of approximately 3% to 5% compared to Q4'17, despite a 1,000 basis point increase in subscription mix.

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Q4'18 and FY'18 Financial Guidance, Continued

In millions	Q4'18 Low	Q4'18 High	FY'18 Low	FY'18 High	Management Comments
Operating Expense: **GAAP** **Non-GAAP**	 $207 $180	 $210 $183	 $827 $728	 $830 $731	• FY'18 non-GAAP guidance represents a YoY increase of approximately 6% compared to FY'17, and a decrease of $4M from our previous guidance, due primarily to Fx. • Consistent with our long-term model, non-GAAP operating expense growth is targeted at about half of bookings growth.
Operating Margin: **GAAP** **Non-GAAP**	 9% 21%	 10% 22%	 7% 18%	 8% 19%	• FY'18 non-GAAP guidance represents an increase of approximately 220 bps compared to FY'17; Q4'18 non-GAAP guidance represents an increase of approximately 350 bps compared to Q4'17. • FY'18 GAAP guidance represents increase of approximately 400 bps compared to FY'17 and Q4'18 GAAP guidance represents an increase of approximately 410 bps at the midpoint compared to Q4'17. • Please note that we are guiding to margin improvement in FY'18 despite guiding to a higher subscription mix than FY'17 (800 basis points higher).
Tax Rate: **GAAP** **Non-GAAP**	 30% 10%	 30% 8%	 (10%) 9%	 (10%) 8%	• Both GAAP and non-GAAP guidance are based on current estimates.
Shares Outstanding: **GAAP** **Non-GAAP**	 120 120	 120 120	 118 118	 118 118	• Our Q4'18 guidance has increased by 2 million shares to reflect the pending equity investment in PTC by Rockwell Automation partially offset by stock repurchases under a planned ASR.
EPS: **GAAP** **Non-GAAP**	 $0.10 $0.41	 $0.13 $0.46	 $0.42 $1.41	 $0.47 $1.46	• We increased FY'18 non-GAAP EPS guidance by $0.08 at the midpoint. Please refer to the table below for details on the underlying drivers. • We increased FY'18 GAAP guidance at the midpoint by $0.10 based on Q3'18 performance and continued expense discipline. • FY'18 non-GAAP guidance represents growth of approximately 20% to 24% compared to FY'17 and Q4'18 non-GAAP guidance represents growth of approximately 20% to 35% compared to Q4'17. • FY'18 GAAP EPS represents an increase of approximately of $0.39 at the midpoint compared to FY'17 and Q4'18 GAAP guidance represents a decrease of $0.03 at the midpoint compared to Q4'17. • Please note that we are guiding to EPS improvement in FY'18 despite guiding to a higher subscription mix than FY' 17 (800 basis points higher).
Free Cash Flow **Adjusted Free Cash Flow**			$210 $214	$220 $224	• FCF guidance includes approximately $40M of capex in FY'18, up from $25M in FY'17, primarily due to the buildout of our new headquarters. • We expect capex to decline to historical levels when the buildout is complete, which we estimate to be in Q2 of FY'19. • Guidance also includes approximately $4M of payments related to our past restructuring plans, which we exclude from Adjusted Free Cash Flow.

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The fourth quarter and full year FY'18 revenue, non-GAAP operating margin and non-GAAP EPS guidance exclude the estimated items outlined below, as well as any tax effects and discrete tax items that occur (which are not known nor reflected).

In millions	Q4'18	FY'18
Effect of acquisition accounting on fair value of acquired deferred revenue	$ 0	$ 1
Restructuring charges	-	(1)
Acquisition-related and other transactional charges	-	2
Headquarters relocation charges (1)	2	5
Intangible asset amortization expense	14	58
Stock-based compensation expense	21	72
Total Estimated GAAP adjustments	**$ 37**	**$ 137**

(1) Represents accelerated depreciation expense recorded in anticipation of exiting our current headquarters facility. In 2019, we will be moving into a new worldwide headquarters in the Boston Seaport District and we will be vacating our current headquarters space. Because our current headquarters lease will not expire until November 2022, we are seeking to sublease that space. If we are unable to sublease our current headquarters space for an amount at least equal to our rent obligations under the current headquarters lease, we will bear overlapping rent obligations for those premises and will be required to record a charge related to any rent shortfall. A charge for such shortfall will be recorded in the earlier of the period that we cease using the space (which will likely occur in the second quarter of our fiscal 2019), or the period we exit the lease contract. Additionally, we will incur other costs associated with the move which will be recorded as incurred.

FY'18 Non-GAAP EPS Guidance Bridge

	FY'18 Low	FY'18 High
Prior guidance at end of Q2'18	**$1.31**	**$1.41**
Higher perpetual revenue	0.12	0.09
Fx impact on recurring revenue	(0.09)	(0.09)
Lower Professional Services revenue	(0.01)	(0.01)
Net impact on revenue	*0.02*	*(0.01)*
Lower cost and expense (primarily Fx driven)	0.06	0.05
Lower tax rate	0.03	0.02
Increased share count	(0.01)	(0.01)
New Non-GAAP EPS guidance	**$1.41**	**$1.46**

Natural hedge

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Long-Range Targets (Non-GAAP) Our long-range, non-GAAP targets for fiscal 2023 are below. Please note that these targets are included in a long-term operating model presentation posted on our investor relations website at investor.ptc.com. o $2.4 billion in total revenue, growing mid-teens o $2.2 billion of software revenue, growing mid-teens o 85% subscription mix, yielding 95% recurring software revenue o Non-GAAP operating margin of 37% o Non-GAAP EPS of $6.50, and o Free cash flow of $850 million o Given the compounding benefit of a subscription business model, we expect operating margin, EPS, and free cash flow growth will accelerate significantly beginning in fiscal ’19, including between 400 to 600 basis points of annual operating margin expansion through fiscal ’21. Please note that these future targets do not take into consideration the impact of ASC 606, which PTC will adopt as of October 1, 2018 (fiscal year 2019). Important Disclosures Reporting metrics and non-GAAP definitions – Management believes certain operating measures and non- GAAP financial measures provide additional meaningful information that should be considered when assessing our performance. These measures should be considered in addition to, not as a substitute for, the reported GAAP results. Software licensing model – The majority of our software sales historically were perpetual licenses, where customers own the software license. Typically, our customers choose to pay for ongoing support, which includes the right to software upgrades and technical support, and attach rates on support are in the high 90% range with retention rates also in the 90% range. For fiscal 2016, fiscal 2017, and fiscal 2018, a majority of our new license bookings have consisted of ratably recognized subscriptions. Under a subscription, customers pay a periodic fee for the continuing right to use our software, including access to technical support. They may also elect to use our cloud services and have us manage the application. We began offering subscription pricing as an option for most PTC products in Q1 FY’15, and as of January of 2018, we no longer offer new perpetual licenses in the Americas and Western Europe, except for Kepware. We believe subscription has proved attractive to customers as it: (1) increases customer flexibility and opportunity to change their mix of licenses; (2) lowers the initial purchase commitment; and (3) allows customers to use operating rather than capital budgets. Over a four to five-year period we believe the value of a subscription is likely to exceed that of a perpetual license, assuming similar seat counts. However, initial revenue, operating margin, and EPS will be lower as revenue is recognized ratably in a subscription, rather than up front. Bookings Metrics We offer both perpetual and subscription licensing options to our customers, as well as monthly software rentals for certain products. Given the difference in revenue recognition between the sale of a perpetual software license (revenue is recognized at the time of sale) and a subscription (revenue is deferred and recognized ratably over the subscription term), we use bookings for internal planning, forecasting and reporting of new license and cloud services transactions. In order to normalize between perpetual and subscription licenses, we define subscription bookings as the subscription annualized contract value (subscription ACV) of new subscription bookings multiplied by a conversion factor of 2. We arrived at the conversion factor of 2 by considering a number of variables including pricing, support, length of term, and renewal rates. We define subscription ACV as the total value of a new subscription booking divided by the term of the contract (in days) multiplied by 365. If the term of the subscription contract is less than a year, the ACV is equal to the total contract value. Beginning in Q3’18, minimum ACV commitments under our Strategic Alliance Agreement with Rockwell Automation are included in subscription ACV if the period-to- date minimum ACV commitment exceeds actual ACV sold under the Agreement. Page 11 of 14

License and subscription bookings equal subscription bookings (as described above) plus perpetual license bookings plus any monthly software rental bookings during the period. Total ACV equals subscription ACV (as described above) plus the annualized value of incremental monthly software rental bookings during the period. Because subscription bookings is a metric we use to approximate the value of subscription sales if sold as perpetual licenses, it does not represent the actual revenue that will be recognized with respect to subscription sales or that would be recognized if the sales were perpetual licenses, nor does the annualized value of monthly software rental bookings represent the value of any such booking. Navigate Allocation -- Revenue and bookings for Navigate™, a ThingWorx-based IoT solution for PLM are allocated 50% to Solutions and 50% to IoT. Annualized Recurring Revenue (ARR) - To help investors understand and assess the success of our subscription transition, we provide an Annualized Recurring Revenue operating measure. Annualized Recurring Revenue (ARR) for a given quarter is calculated by dividing the portion of non-GAAP software revenue attributable to subscription and support for the quarter by the number of days in the quarter and multiplying by 365. (A related metric is Subscription ARR, which is calculated by dividing the portion of non- GAAP revenue attributable to subscription for the quarter by the number of days in the quarter and multiplying by 365.) ARR should be viewed independently of revenue and deferred revenue as it is an operating measure and is not intended to be combined with or to replace either of those items. ARR is not a forecast of future revenue, which can be impacted by contract expiration and renewal rates, and does not include revenue reported as perpetual license or professional services revenue in our consolidated statement of income. Subscription and support revenue and ARR disclosed in a quarter can be impacted by multiple factors, including but not limited to (1) the timing of the start of a contract or a renewal, including the impact of on-time renewals, support win-backs, and support conversions, which may vary by quarter, (2) the ramping of committed monthly payments under a subscription agreement over time, and (3) multiple other contractual factors with the customer including other elements sold with the subscription or support contract, and (4) the impact of currency fluctuations. These factors can result in variability in disclosed ARR. Foreign Currency Impacts on our Business – We have a global business, with Europe and Asia historically representing approximately 60% of our revenue, and fluctuation in foreign currency exchange rates can significantly impact our results. We do not forecast currency movements; rather we provide detailed constant currency commentary. We employ a hedging strategy to limit our exposure to currency risk. Constant Currency Change Measure (YoY CC) – Year-over-year changes in revenue on a constant currency basis compare reported results excluding the effect of any hedging converted into U.S. dollars based on the corresponding prior year’s foreign currency exchange rates to reported results for the comparable prior year period. Important Information about Non-GAAP References PTC provides non-GAAP supplemental information to its financial results. We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our core operating results. We believe that these non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies. In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. However, non- GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on our financial results and such items often Page 12 of 14 recur. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results. Non-GAAP revenue, non-GAAP operating expense, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of the following items: fair value of acquired deferred revenue, fair value adjustment to deferred services cost, stock-based compensation, amortization of acquired intangible assets, acquisition-related and other transactional charges included in general and administrative costs, restructuring charges, headquarters relocation charges, and income tax adjustments. Additional information about the items we exclude from our non- GAAP financial measures and the reasons we exclude them can be found in “Non-GAAP Financial Measures” beginning on page 33 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2017. A reconciliation of non-GAAP measures to GAAP results is provided within these prepared remarks. PTC also provides information on “free cash flow” and “adjusted free cash flow” to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long-term goal of returning approximately 40% of our free cash flow to shareholders via stock repurchases. Free cash flow is net cash provided by (used in) operating activities less capital expenditures; adjusted free cash flow is free cash flow excluding restructuring payments and certain identified non-ordinary course payments. Free cash flow and adjusted free cash flow are not measures of cash available for discretionary expenditures. Forward-Looking Statements Statements in this press release that are not historic facts, including statements about our fourth quarter and full fiscal 2018 targets, and other future financial and growth expectations and targets and anticipated tax rates, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include: the macroeconomic and/or global manufacturing climates may deteriorate; customers may not purchase our solutions or convert existing support contracts to subscription when or at the rates we expect; our businesses, including our Internet of Things (IoT) business, may not expand and/or generate the revenue we expect; foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue and expense; the mix of revenue between license & subscription solutions, support and professional services could be different than we expect, which could impact our EPS results; our transition to subscription-only licensing in the Americas and Western Europe could adversely affect sales and revenue; sales of our solutions as subscriptions may not have the longer-term effect on revenue and earnings that we expect; bookings associated with minimum ACV commitments under our strategic alliance agreement with Rockwell Automation may not result in subscription contracts sold through to end-user customers; the equity purchase by Rockwell Automation and entry into an accelerated share repurchase agreement may not occur when or as we expect; we may be unable to expand our partner ecosystem as we expect and our partners may not generate the revenue we expect; we may be unable to improve performance in Japan when or as we expect; we may be unable to generate sufficient operating cash flow to return 40% of free cash flow to shareholders and other uses of cash or our credit facility limits or other matters could preclude share repurchases. In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. PTC and the PTC logo are trademarks or registered trademarks of PTC Inc. or its subsidiaries in the United States and in other countries. Page 13 of 14

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended	
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
GAAP revenue	$ 314,777	$ 291,293	$ 929,303	$ 857,660
Fair value adjustment of acquired deferred subscription revenue	75	373	266	1,430
Fair value adjustment of acquired deferred services revenue	225	258	706	788
Non-GAAP revenue	$ 315,077	$ 291,924	$ 930,275	$ 859,878
GAAP gross margin	$ 233,221	$ 209,025	$ 681,158	$ 611,447
Fair value adjustment of acquired deferred revenue	300	631	972	2,218
Fair value adjustment to deferred services cost	(93)	(108)	(293)	(329)
Stock-based compensation	2,419	2,991	8,113	9,092
Amortization of acquired intangible assets included in cost of revenue	6,798	6,517	20,029	19,294
Non-GAAP gross margin	$ 242,645	$ 219,056	$ 709,979	$ 641,722
GAAP operating income	$ 21,703	$ 11,256	$ 61,540	$ 23,330
Fair value adjustment of acquired deferred revenue	300	631	972	2,218
Fair value adjustment to deferred services cost	(93)	(108)	(293)	(329)
Stock-based compensation	16,658	16,574	52,015	56,139
Amortization of acquired intangible assets included in cost of revenue	6,798	6,517	20,029	19,294
Amortization of acquired intangible assets	7,850	7,973	23,566	23,986
Acquisition-related and other transactional charges included in general and administrative costs	1,578	264	1,718	987
US pension plan termination-related costs	-	285	-	285
Restructuring charges, net	(280)	1,551	(1,014)	8,300
Headquarters relocation charges	1,907	-	2,860	-
Non-GAAP operating income [1]	$ 56,421	$ 44,943	$ 161,393	$ 134,210
GAAP net income (loss)	$ 16,997	$ (951)	$ 38,796	$ (11,196)
Fair value adjustment of acquired deferred revenue	300	631	972	2,218
Fair value adjustment to deferred services cost	(93)	(108)	(293)	(329)
Stock-based compensation	16,658	16,574	52,015	56,139
Amortization of acquired intangible assets included in cost of revenue	6,798	6,517	20,029	19,294
Amortization of acquired intangible assets	7,850	7,973	23,566	23,986
Acquisition-related and other transactional charges included in general and administrative costs	1,578	264	1,718	987
US pension plan termination-related costs	-	285	-	285
Restructuring charges, net	(280)	1,551	(1,014)	8,300
Headquarters relocation charges	1,907	-	2,860	-
Non-operating credit facility refinancing costs	-	-	-	1,152
Income tax adjustments [2]	(9,657)	(171)	(20,738)	(2,810)
Non-GAAP net income	$ 42,058	$ 32,565	$ 117,911	$ 98,026
GAAP diluted earnings (loss) per share	$ 0.14	$ (0.01)	$ 0.33	$ (0.10)
Fair value adjustment of acquired deferred revenue	-	0.01	0.01	0.02
Stock-based compensation	0.14	0.14	0.44	0.48
Amortization of acquired intangibles	0.12	0.12	0.37	0.37
Acquisition-related and other transactional charges	0.01	-	0.01	0.01
US pension plan termination-related costs	-	-	-	-
Restructuring charges, net	-	0.01	(0.01)	0.07
Headquarters relocation charges	0.02	-	0.02	-
Non-operating credit facility refinancing costs	-	-	-	0.01
Income tax adjustments	(0.08)	-	(0.18)	(0.02)
Non-GAAP diluted earnings per share	$ 0.36	$ 0.28	$ 1.00	$ 0.84
GAAP diluted weighted average shares outstanding	117,500	115,615	117,687	115,511
Dilutive effect of stock-based compensation plans	-	1,962	-	1,812
Non-GAAP diluted weighted average shares outstanding	117,500	117,577	117,687	117,323

(1) Operating margin impact of non-GAAP adjustments:

	Three Months Ended		Nine Months Ended	
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
GAAP operating margin	6.9%	3.9%	6.6%	2.7%
Fair value of acquired deferred revenue	0.1%	0.2%	0.1%	0.3%
Fair value adjustment to deferred services cost	0.0%	0.0%	0.0%	0.0%
Stock-based compensation	5.3%	5.7%	5.6%	6.5%
Amortization of acquired intangibles	4.7%	5.0%	4.7%	5.0%
Acquisition-related and other transactional charges	0.5%	0.1%	0.2%	0.1%
US pension plan termination-related costs	0.0%	0.1%	0.0%	0.0%
Restructuring charges, net	-0.1%	0.5%	-0.1%	1.0%
Headquarters relocation charges	0.6%	0.0%	0.3%	0.0%
Non-GAAP operating margin	17.9%	15.4%	17.3%	15.6%

(2) We have recorded a full valuation allowance against our U.S. net deferred tax assets and a valuation allowance against net deferred tax assets in certain foreign jurisdictions. As we are profitable on a non-GAAP basis, the 2018 and 2017 non-GAAP tax provisions are being calculated assuming there is no valuation allowance. Income tax adjustments reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above. We have recorded the impact of the Tax Cuts and Jobs Act in our Q1'18 GAAP earnings, resulting in a non-cash benefit of approximately $7 million. In Q3'18, we increased the non-cash benefit by approximately $5 million to reflect additional guidance on the state tax implications of the Act. We have excluded this benefit from our non-GAAP results.

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